Exhibit 99.1

Dillard’s, Inc. Reports Second Quarter and Year-to-Date Results

LITTLE ROCK, Ark. (GLOBE NEWSWIRE) – August 15, 2024 - Dillard’s, Inc. (NYSE: DDS) (the “Company” or “Dillard’s”) announced operating results for the 13 and 26 weeks ended August 3, 2024. This release contains certain forward-looking statements. Please refer to the Company’s cautionary statements included below under “Forward-Looking Information.”

Dillard’s Chief Executive Officer William T. Dillard, II stated, “We are disappointed with our weak performance in the second quarter. While the consumer environment remained challenged, our expenses were up, squeezing our profitability. We are working to address this. We ended the quarter with over $1 billion in cash and short-term investments.”

Highlights of the 26 Weeks (compared to the prior year 26 weeks):

•	Total retail sales decreased 3%
•	Comparable store sales decreased 3%
•	Net income of $254.5 million compared to $333.0 million
•	Earnings per share of $15.68 compared to $19.89
•	Retail gross margin of 42.7% of sales compared to 43.0% of sales
•	Operating expenses were $860.3 million (28.3% of sales) compared to $818.9 million (26.0% of sales)
•	Ending inventory was essentially unchanged

26-Week Results

Dillard’s reported net income for the 26 weeks ended August 3, 2024 of $254.5 million, or $15.68 per share, compared to $333.0 million, or $19.89 per share, for the 26 weeks ended July 29, 2023. Included in net income for the prior year 26-week period is a pretax gain of $2.0 million ($1.5 million after tax or $0.09 per share) primarily related to the sale of a store property.

Sales – 26 Weeks

Net sales for the 26 weeks ended August 3, 2024 and July 29, 2023 were $3.039 billion and $3.151 billion, respectively. Net sales includes the operations of the Company’s construction business, CDI Contractors, LLC (“CDI”).

Total retail sales (which excludes CDI) for the 26 weeks ended August 3, 2024 and July 29, 2023 were $2.919 billion and $3.013 billion, respectively. Total retail sales decreased 3% for the 26-week period ended August 3, 2024 compared to the 26-week period ended July 29, 2023. Sales in comparable stores for that same period decreased 3%.

Gross Margin – 26 Weeks

Consolidated gross margin for the 26 weeks ended August 3, 2024 was 41.2% of sales compared to 41.3% of sales for the 26 weeks ended July 29, 2023.

Retail gross margin (which excludes CDI) for the 26 weeks ended August 3, 2024 was 42.7% of sales compared to 43.0% of sales for the 26 weeks ended July 29, 2023.

Inventory was essentially unchanged at August 3, 2024 compared to July 29, 2023.

Selling, General & Administrative Expenses – 26 Weeks

Consolidated selling, general and administrative expenses (“operating expenses”) for the 26 weeks ended August 3, 2024 were $860.3 million (28.3% of sales) compared to $818.9 million (26.0% of sales) for the 26 weeks ended July 29, 2023. The increase in operating expenses is primarily due to increased payroll expenses.

Highlights of the Second Quarter (compared to the prior year second quarter):

•Total retail sales decreased 5%
•	Comparable store sales decreased 5%
•	Net income of $74.5 million compared to $131.5 million
•	Earnings per share of $4.59 compared to $7.98
•	Retail gross margin of 39.1% of sales compared to 40.4% of sales
•	Operating expenses were $433.6 million (29.1% of sales) compared to $412.6 million (26.3% of sales)

Second Quarter Results

Dillard’s reported net income for the 13 weeks ended August 3, 2024 of $74.5 million, or $4.59 per share, compared to $131.5 million, or $7.98 per share, for the 13 weeks ended July 29, 2023.

Sales – Second Quarter

Net sales for the 13 weeks ended August 3, 2024 and July 29, 2023 were $1.490 billion and $1.567 billion, respectively.

Total retail sales for the 13 weeks ended August 3, 2024 and July 29, 2023 were $1.426 billion and $1.499 billion, respectively. Total retail sales decreased 5% for the 13-week period ended August 3, 2024 compared to the 13-week period ended July 29, 2023. Sales in comparable stores for that same period decreased 5%. Cosmetics was the strongest performing merchandise category, with the weakest performances noted in men’s apparel and accessories and shoes.

Gross Margin – Second Quarter

Consolidated gross margin for the 13 weeks ended August 3, 2024 was 37.6% of sales compared to 38.8% of sales for the 13 weeks ended July 29, 2023.

Retail gross margin for the 13 weeks ended August 3, 2024 was 39.1% of sales compared to 40.4% of sales for the 13 weeks ended July 29, 2023. The retail gross margin performance was essentially flat compared to the prior year second quarter in men’s apparel and accessories and decreased slightly in cosmetics and juniors’ and children’s apparel. Moderate gross margin decreases were noted in shoes, ladies’ accessories and lingerie, home and furniture, and ladies’ apparel.

Selling, General & Administrative Expenses – Second Quarter

Consolidated operating expenses for the 13 weeks ended August 3, 2024 were $433.6 million (29.1% of sales) compared to $412.6 million (26.3% of sales) for the 13 weeks ended July 29, 2023. The increase in operating expenses was primarily due to increased payroll expenses. The Company is working to better align expenses to sales performance.

Other Information

The Company closed its Eastwood Mall Clearance Center in Niles, Ohio (120,000 square feet) in June, 2024.

The Company operates 273 Dillard’s stores, including 28 clearance centers, spanning 30 states (totaling 46.5 million square feet) and an Internet store at dillards.com.

Total shares outstanding (Class A and Class B Common Stock) at August 3, 2024 and July 29, 2023 were 16.2 million and 16.4 million, respectively.

Dillard’s, Inc. and Subsidiaries

Condensed Consolidated Statements of Income (Unaudited)

(In Millions, Except Per Share Data)

	13 Weeks Ended				26 Weeks Ended
	August 3, 2024		July 29, 2023		August 3, 2024		July 29, 2023
		% of		% of		% of		% of
		Net		Net		Net		Net
	Amount	Sales	Amount	Sales	Amount	Sales	Amount	Sales
Net sales	$1,489.9	100.0%	$1,567.4	100.0%	$3,039.0	100.0%	$3,151.3	100.0%
Service charges and other income	24.7	1.7	30.0	1.9	48.5	1.6	60.0	1.9
	1,514.6	101.7	1,597.4	101.9	3,087.5	101.6	3,211.3	101.9

Cost of sales	930.3	62.4	958.8	61.2	1,788.2	58.8	1,850.1	58.7
Selling, general and administrative expenses	433.6	29.1	412.6	26.3	860.3	28.3	818.9	26.0
Depreciation and amortization	46.4	3.1	44.8	2.9	92.5	3.0	90.6	2.9
Rentals	4.9	0.3	5.0	0.3	10.0	0.3	9.3	0.3
Interest and debt (income) expense, net	(3.9)	(0.3)	0.1	0.0	(7.4)	(0.2)	0.3	0.0
Other expense	6.2	0.4	4.7	0.3	12.3	0.4	9.4	0.3
Gain on disposal of assets	—	0.0	0.2	0.0	0.3	0.0	2.0	0.1
Income before income taxes	97.1	6.5	171.6	10.9	331.9	10.9	434.7	13.8
Income taxes	22.6		40.1		77.4		101.7
Net income	$74.5	5.0%	$131.5	8.4%	$254.5	8.4%	$333.0	10.6%

Basic and diluted earnings per share	$4.59		$7.98		$15.68		$19.89
Basic and diluted weighted average shares outstanding	16.2		16.5		16.2		16.7

Dillard’s, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets (Unaudited)

(In Millions)

	August 3,	July 29,
	2024	2023
Assets
Current assets:
Cash and cash equivalents	$946.7	$774.3
Accounts receivable	64.5	59.7
Short-term investments	123.7	150.2
Merchandise inventories	1,191.4	1,192.7
Federal and state income taxes	35.5	—
Other current assets	91.7	103.3
Total current assets	2,453.5	2,280.2

Property and equipment, net	1,044.9	1,098.9
Operating lease assets	39.0	30.4
Deferred income taxes	63.9	46.0
Other assets	60.6	56.9

Total assets	$3,661.9	$3,512.4

Liabilities and stockholders’ equity
Current liabilities:
Trade accounts payable and accrued expenses	$768.8	$803.1
Current portion of operating lease liabilities	11.5	8.1
Federal and state income taxes	—	115.6
Total current liabilities	780.3	926.8

Long-term debt	321.5	321.4
Operating lease liabilities	27.5	22.3
Other liabilities	383.7	332.4
Subordinated debentures	200.0	200.0
Stockholders’ equity	1,948.9	1,709.5

Total liabilities and stockholders’ equity	$3,661.9	$3,512.4

Dillard’s, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows (Unaudited)

(In Millions)

	26 Weeks Ended
	August 3,	July 29,
	2024	2023
Operating activities:
Net income	$254.5	$333.0
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property and other deferred cost	93.4	91.4
Gain on disposal of assets	(0.3)	(2.0)
Accrued interest on short-term investments	(7.1)	(3.1)
Changes in operating assets and liabilities:
Increase in accounts receivable	(3.9)	(2.7)
Increase in merchandise inventories	(97.4)	(72.5)
Decrease (increase) in other current assets	3.8	(12.4)
(Increase) decrease in other assets	(1.5)	4.5
Decrease in trade accounts payable and accrued expenses and other liabilities	(3.2)	(24.9)
(Decrease) increase in income taxes	(62.4)	86.6
Net cash provided by operating activities	175.9	397.9

Investing activities:
Purchase of property and equipment and capitalized software	(61.1)	(63.8)
Proceeds from disposal of assets	0.3	2.1
Purchase of short-term investments	(319.5)	(148.1)
Proceeds from maturities of short-term investments	350.9	150.0
Net cash used in investing activities	(29.4)	(59.8)

Financing activities:
Cash dividends paid	(8.1)	(6.8)
Purchase of treasury stock	—	(217.3)
Net cash used in financing activities	(8.1)	(224.1)

Increase in cash and cash equivalents and restricted cash	138.4	114.0
Cash and cash equivalents and restricted cash, beginning of period	808.3	660.3
Cash and cash equivalents, end of period	$946.7	$774.3

Non-cash transactions:
Accrued capital expenditures	$8.4	$12.0
Accrued purchase of treasury stock and excise taxes	—	2.2
Stock awards	1.6	1.3
Lease assets obtained in exchange for new operating lease liabilities	2.2	2.0

Estimates for 2024

The Company is providing the following estimates for certain financial statement items for the 52-week period ending February 1, 2025 based upon current conditions. Actual results may differ significantly from these estimates as conditions and factors change - See “Forward-Looking Information.”

	In Millions
	2024	2023
	Estimated	Actual
Depreciation and amortization	$185	$180
Rentals	22	22
Interest and debt (income) expense, net	(13)	(5)
Capital expenditures	120	133

Forward-Looking Information

This report contains certain forward-looking statements. The following are or may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995: (a) statements including words such as “may,” “will,” “could,” “should,” “believe,” “expect,” “future,” “potential,” “anticipate,” “intend,” “plan,” “estimate,” “continue,” or the negative or other variations thereof; (b) statements regarding matters that are not historical facts; and (c) statements about the Company’s future occurrences, plans and objectives, including statements regarding management’s expectations and forecasts for the 52-week period ended February 1, 2025 and beyond, statements concerning the opening of new stores or the closing of existing stores, statements concerning capital expenditures and sources of liquidity and statements concerning estimated taxes. The Company cautions that forward-looking statements contained in this report are based on estimates, projections, beliefs and assumptions of management and information available to management at the time of such statements and are not guarantees of future performance. The Company disclaims any obligation to update or revise any forward-looking statements based on the occurrence of future events, the receipt of new information or otherwise. Forward-looking statements of the Company involve risks and uncertainties and are subject to change based on various important factors. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements made by the Company and its management as a result of a number of risks, uncertainties and assumptions. Representative examples of those factors include (without limitation) general retail industry conditions and macro-economic conditions including inflation, rising interest rates, a potential U.S. Federal government shutdown, economic recession and changes in traffic at malls and shopping centers; economic and weather conditions for regions in which the Company’s stores are located and the effect of these factors on the buying patterns of the Company’s customers, including the effect of changes in prices and availability of oil and natural gas; the availability of and interest rates on consumer credit; the impact of competitive pressures in the department store industry and other retail channels including specialty, off-price, discount and Internet retailers; changes in the Company’s ability to meet labor needs amid nationwide labor shortages and an intense competition for talent; changes in consumer spending patterns, debt levels and their ability to meet credit obligations; high levels of unemployment; changes in tax legislation (including the Inflation Reduction Act of 2022); changes in legislation and governmental regulations, affecting such matters as the cost of employee benefits or credit card income, such as the Consumer Financial Protection Bureau’s recent amendment to Regulation Z to limit the dollar amounts credit card companies can charge for late fees; adequate and stable availability and pricing of materials, production facilities and labor from which the Company sources its merchandise; changes in operating expenses, including employee wages, commission structures and related benefits; system failures or data security breaches; possible future acquisitions of store properties from other department store operators; the continued availability of financing in amounts and at the terms necessary to support the Company’s future business; fluctuations in SOFR and other base borrowing rates; potential disruption from terrorist activity and the effect on ongoing consumer confidence; epidemic, pandemic or public health issues and their effects on public health, our supply chain, the health and well-being of our employees and customers and the retail industry in general; potential disruption of international trade and supply chain efficiencies; global conflicts (including the ongoing conflicts in the Middle East and Ukraine) and the possible impact on consumer spending patterns and other economic and demographic changes of similar or dissimilar nature, and other risks and uncertainties, including those detailed from time to time in our periodic reports filed with the Securities and Exchange Commission, particularly those set forth under the caption “Item 1A, Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended February 3, 2024.

CONTACT:
Dillard’s, Inc.
Julie J. Guymon
501-376-5965
julie.guymon@dillards.com